UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 17, 2004

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5831 Cedar Lake Road St. Louis Park, MN 55416
(Address of principal executive offices, including zip code)

(952) 525-2070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 17, 2004, we entered into a Securities Purchase Agreement with certain accredited investors for the sale of $8,497,489 of common stock at $3.25 per share.  Under this agreement, each investor will also receive a five-year warrant to purchase one share of common stock at an exercise price of $5.00 per share for every 2.5 shares of common stock purchased.  After the second anniversary of the initial closing, we may call for the mandatory exercise of such warrants if the average closing price of our common stock for thirty consecutive trading days is greater than or equal to 200% of the exercise price of the warrant.

We also agreed to register for resale all shares of common stock to be issued in this transaction and all shares of common stock issuable upon exercise of warrants to be issued in this transaction.

In connection with this transaction, we will be required to pay our placement agent, our co-agent and any sub-agents a commission equal to 5 percent of the gross proceeds raised by such agent, and to issue such agents a warrant for the purchase of 5 percent of the shares sold by such agent in the transaction (excluding shares issuable upon exercise of warrants) at an exercise price of $5.00 per share.  These warrants will be issued to the agents on the same terms and conditions of the investor warrants described above.  We agreed to reimburse our placement agent for accountable expenses not to exceed $50,000, to reimburse the lead investor $25,000 in connection with its legal fees concerning the transaction, and to reimburse the co-agent for accountable expenses not to exceed $10,000.

The foregoing description is qualified in its entirety by reference to the Securities Purchase Agreement which appears as Exhibit 10 hereto.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On September 17, 2004, under the Securities Purchase Agreement described under Item 1.01 above, we issued 592,356 shares of common stock to accredited investors, warrants for the purchase of 236,944 shares of common stock to such investors, and warrants for the purchase of 29,618 shares of common stock to our placement agent.  Each warrant is exercisable at $5.00 per share and contains the call feature described under Item 1.01 above.  If the shares issuable upon exercise of the warrants are not registered for resale at the time of exercise and they are required to be so registered at that time, each warrant allows the holder to convert the warrants into common stock without any cash consideration in exchange for the surrender of the remaining shares of common stock otherwise purchasable upon exercise of the warrant.  We obtained gross proceeds of $1,925,157 in cash in the initial closing.  We paid our placement agent cash commissions of $96,258 and reimbursed the lead investor $25,000 in connection with its legal fees concerning the transaction.  We have also agreed to reimburse our placement agent for accountable expenses up to $50,000 and our co-agent for accountable expenses up to $10,000.

The issuance of the remaining securities covered by the Securities Purchase Agreement is subject to obtaining shareholder approval of such issuance.

The foregoing issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D.  Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act.  The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC.  Except as set forth above, no discount or commission was paid in connection with the issuance of the common stock and the warrants.

ITEM 7.01 REGULATION FD DISCLOSURE

On September 17, 2004, we issued a press release, which appears as Exhibit 99.1 hereto, regarding our entry into a Securities Purchase Agreement.  On September 17, 2004, we issued a press release, which appears as Exhibit 99.2 hereto, presenting certain expectations regarding our future financial performance.  On September 17, 2004, we issued a press release, which appears as Exhibit 99.3 hereto, regarding our completion of the initial closing under the Securities Purchase Agreement.  Each such press release is incorporated by reference in response to this Item 7.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)                                  The Securities Purchase Agreement described pursuant to Item 1.01 above appears as Exhibit 10 hereto.  The press release we issued on September 17, 2004, regarding our entry into such Securities Purchase Agreement appears as Exhibit 99.1 hereto.  The press release we issued on September 17, 2004, presenting certain expectations regarding our future financial performance appears as Exhibit 99.2 hereto.  The press release we issued on September 17, 2004, regarding our completion of the initial closing under the Securities Purchase Agreement appears as Exhibit 99.3 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: September 17, 2004	By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10	Securities Purchase Agreement between the Registrant and the Investors named as signatories thereto, dated September 17, 2004.

99.1	Press Release regarding the Registrant’s entry into a Securities Purchase Agreement, dated September 17, 2004.

99.2	Press Release presenting the Registrant’s expectations regarding its future financial performance, dated September 17, 2004.

99.3	Press Release regarding the Registrant’s completion of the initial closing under the Securities Purchase Agreement, dated September 17, 2004.